Exhibit 99.1
PRESS RELEASE
For information contact:
Jim Storey
Director, Investor Relations & Corporate Communications
704.973.7107
jstorey@horizonlines.com
HORIZON LINES ANNOUNCES RESULTS
OF 2011 ANNUAL STOCKHOLDER MEETING
Shareholders Re-elect Two Class III Directors and
Board Names Michael F. Zendan II General Counsel and Secretary
CHARLOTTE, NC, June 2, 2011 — Horizon Lines, Inc. (NYSE: HRZ) announced that shareholders at the company’s annual meeting today re-elected two Class III directors and ratified the appointment of Horizon Lines’ public accounting firm Ernst & Young LLP.
During the annual meeting, shareholders re-elected Class III directors Thomas P. Storrs and Bobby J. Griffin. Mr. Storrs has served as a director for the company since June 2007, and Mr. Griffin has served since June 2010.
Additionally, shareholders ratified the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the fiscal year ending December 25, 2011. Shareholders also provided a non-binding, advisory vote approving the compensation paid to the company’s named executive officers, as well as provided a non-binding, advisory vote recommending that such advisory votes on executive compensation be held every year.
Separately, after the shareholders meeting, the Board of Directors voted to appoint Michael F. Zendan II, 48, to the position of Senior Vice President, General Counsel and Secretary. Mr. Zendan, previously Vice President and Deputy General Counsel, succeeds Robert S. Zuckerman, 67. Mr. Zuckerman, as part of an orderly succession process, will remain with the company in a full-time capacity in the newly created position of Vice President, Law and Government Affairs.

Horizon Lines 1st Quarter 2011
Prior to joining the company in September 2009, Mr. Zendan served for 10 years as Vice President, General Counsel & Secretary at Muzak LLC. Previous to that, Mr. Zendan worked in various legal roles, including Assistant General Counsel, for Coltec Industries Inc., in Charlotte, NC, and West Hartford, CT. Mr. Zendan received his undergraduate degree, With Distinction, from Cornell University and his law degree from the State University of New York at Buffalo, where he graduated Cum Laude. He is a member in good standing of the Connecticut Bar Association since December 1988, the District of Columbia Bar since 1989, and the North Carolina Bar since March 1997.
About Horizon Lines
Horizon Lines, Inc. is the nation’s leading domestic ocean shipping and integrated logistics company. The company owns or leases a fleet of 20 U.S.-flag containerships and operates five port terminals linking the continental United States with Alaska, Hawaii, Guam, Micronesia and Puerto Rico. The company provides express trans-Pacific service between the U.S. West Coast and the ports of Ningbo and Shanghai in China, manages a domestic and overseas service partner network and provides integrated, reliable and cost competitive logistics solutions. Horizon Lines, Inc., is based in Charlotte, NC, and trades on the New York Stock Exchange under the ticker symbol HRZ.
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